Exhibit 23.4

Gustavson Associates, LLC

Member of WSP

200 Union Blvd,

Suite 440,

Lakewood, CO 80228

Dear Sirs/Mesdames,

RE: United States Securities and Exchange Commission reporting of 2020 Mineral Reserves

I hereby consent to:

a)	Gustavson Associates being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2020 (the "2020 20-F") as having prepared the 2019 and 2020 iron ore reserve estimates on ArcelorMittal's property Las Truchas in Mexico and 2019 and 2020 iron ore reserve estimates on ArcelorMittaI's property San Jose in Mexico, and

b)	the incorporation by reference of the 2020 20-F into this Registration Statement on Form F-3.

For and on behalf of mining consultant QP firm Gustavson Associates LLC.

/s/ Donald E. Hulse

V.P. Mining: Gustavson Associates. LLC

Donald E. Hulse, P.E.

V.P. Mining

Date: 10 May 2021